Exhibit 99.1
Kodiak Energy, Inc. and Cougar Energy, Inc. Announces Director Addition and Change in Management

CALGARY, ALBERTA – (MARKETWIRE) – January 4, 2010 – Kodiak Energy, Inc. (OTCBB: KDKN) ("Kodiak" or the "Corporation") and its majority controlled private subsidiary, Cougar Energy, Inc. (“Cougar”) announces that, effective January 4, 2010, Mr. William Brimacombe has retired as Chief Financial Officer of Kodiak and has been appointed as a Director of the Board of Directors of both Kodiak and Cougar.  Mr. Brimacombe will also sit as a member of the Audit Committee for Kodiak.  He will also remain with the Company as a financial consultant on an as needed basis.  Mr. David Wilson, current Vice President, Finance for Kodiak and Chief Financial Officer for Cougar will advance to the Chief Financial Officer role for Kodiak.  Applicable revision to the corporation’s website will be made following dissemination of this press release at http://www.kodiakpetroleum.com/s/Management.asp.

Mr. Bill Tighe, President and CEO of Kodiak stated, “We are privileged to have Mr. Brimacombe continue with both Kodiak and Cougar in the capacities of director and financial consultant.  His financial and regulatory expertise over the years has been invaluable and we appreciate his unwavering commitment to serving the best interests of Kodiak, Cougar and the respective shareholders.  With Mr. Brimacombe’s comprehensive knowledge of both companies, his new roles as a director and financial consultant for Kodiak and Cougar will provide important stewardship as we develop our growth opportunities.”

Mr. Tighe continued, “We are also fortunate to have Mr. Wilson move into the position of Chief Financial Officer of Kodiak.  His solid financial, regulatory and public company background within the oil and gas industry has enabled a seamless transition into the enhanced role.  We look forward to benefiting from his expertise and strategic insight.”

About Kodiak:
Kodiak Energy, Inc. is based in Calgary, Alberta, Canada and a publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospects are “Little Chicago” located in the N.W.T. and “Sofia” located in northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of CREEnergy Joint Venture and area projects located in north central Alberta and “Lucy” in the Horn River Basin in northeast British Columbia.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are the CREEnergy Joint Venture and area projects located in north central Alberta and “Lucy” located in the Horn River Basin in northeast British Columbia.  Additional information on the CREEnergy and "Lucy" projects are available at http://www.cougarenergyinc.com.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
www.kodiakpetroleum.com

Forward-looking Statements:  This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.